U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 30, 2000



                              GOLDSTATE CORPORATION
        (Exact name of small business issuer as specified in its charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter



        00-26705                                         88-0354425
(Commission file number)                    (I.R.S. Employer Identification No.)



     3305 Spring Mountain Road, Suite 60 Las Vegas, Nevada 89012 (Address of Principal Executive Offices)

                                 (888) 228-5526
                           (Issuer's telephone number)

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Items 1 through 4 and 6 through 8 not applicable.

Item 5. Other Events

     The board of directors of Goldstate Corporation, a Nevada corporation (the "Company") authorized the future execution of settlement agreements with certain creditors of the Company and the subsequent issuance of 22,970,000 shares of its restricted common stock.

     The Company has incurred debt inclusive of accrued interest in the aggregate amount of $401,968.47 with certain creditors of the Company (the "Creditor(s)"). Such debt due and owing by the Company relates to either past financial, administrative and managerial services performed by the respective Creditor pursuant to consulting service agreements entered into with the Company and/or prior advances made by the respective Creditor to the Company as follows:

              Name                                          Amount of Debt

     Tristar Financial Services, Inc                         $ 57,515.93
     Investor Communications International, Inc.             $295,952.54
     Amerocan Marketing, Inc.                                $ 48,500.00

     Therefore, the Company entered into separate settlement agreements dated March 29, 2000, respectively, with each Creditor (the "Settlement Agreement(s)"), whereby each Creditor agreed to settle the debt owed to it by the Company and accept the issuance of restricted common shares of the Company at the rate of $0.0175 per share as settlement for all interest and principle due and outstanding to such Creditor as of the date of the Settlement Agreement.

     Subsequently, each Creditor entered into a separate assignment agreement dated March 30, 2000 (the "Assignment Agreement(s)"), whereby each Creditor agreed to assign all of its rights, title and interest in the Settlement Agreement, including the issuance of the restricted common shares of the Company, in exchange for the issuance of a promissory note.

     On March 30, 2000, the Company issued 22,970,000 of its restricted common shares to the respective assignees of the Creditors based upon the Creditor's proportionate right to the issuance of such shares of restricted common stock.

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                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                             GOLDSTATE CORPORATION


Date: March 30, 2000                         By: /s/ Harold Gooding
                                             ----------------------
                                             Harold Gooding, President